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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                           Thermo Cardiosystems Inc.
                (Name of Registrant as Specified In Its Charter)

                           Thermo Cardiosystems Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
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                  SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS OF

                           THERMO CARDIOSYSTEMS INC.

                 THE DATE OF THIS SUPPLEMENT IS JANUARY 9, 2001

     The following information supplements the proxy statement/prospectus dated January 2, 2001 related to the special meetings of the shareholders of Thoratec Laboratories Corporation and Thermo Cardiosystems Inc. to be held on February 13, 2001. This supplement should be read in conjunction with the proxy statement/prospectus, which is referred to below as the statement.

     As explained on pages 44 and 45 of the statement, on December 12, 2000, J.P. Morgan and the directors of Cardiosystems and Thermo Electron Corporation received an unsolicited inquiry from a third party that had previously been contacted by J.P. Morgan as potentially having a strategic interest in pursuing a transaction with Cardiosystems. In that inquiry the third party, Abiomed, Inc., sought permission from Cardiosystems to make an acquisition proposal in which each share of Cardiosystems common stock would be exchanged in a merger with a total value of $10.50 per share, consisting of $9.00 in Abiomed common stock and $1.50 in cash.

     On January 4, 2001, Abiomed sent another unsolicited letter to J.P. Morgan and the directors of Cardiosystems and Thermo Electron in which Abiomed reiterated its interest in acquiring Cardiosystems. The letter states that Abiomed is making an acquisition proposal, rather than seeking permission to make an acquisition proposal, in a merger transaction with a total value of $11.50 per share, consisting of $10.00 in Abiomed common stock and $1.50 in cash. Abiomed's acquisition proposal also contains a provision that would limit the ownership interest of Cardiosystems' stockholders to less than 50% of the combined entity at closing. However, if the price of Abiomed's stock declines during the period prior to closing so that the total number of Abiomed shares required to be issued to Cardiosystems stockholders would exceed the 50 percent limit, it is unclear whether Abiomed would increase the cash component of its proposal to maintain the overall value of the transaction.

     On January 8, 2001, Thoratec requested that the Cardiosystems board of directors reaffirm its recommendation in favor of the merger. Under the terms of the merger agreement, if the Cardiosystems board of directors does not reaffirm its recommendation within 10 days of Thoratec's request, Thoratec will have the option to terminate the merger agreement and receive a $12 million termination fee from Cardiosystems.

     The relevant text of each of Abiomed's December 12, 2000 and January 4, 2001 letters is set forth in Annex S-A attached to this supplement.

     Under the merger agreement with Thoratec, Cardiosystems has agreed not to solicit any acquisition proposals and not to negotiate or enter discussion with any third party concerning any potential acquisition of Cardiosystems unless Cardiosystems first receives an unsolicited acquisition proposal that Cardiosystems' board of directors determines, after receiving advice from its financial advisor and after consulting with its outside legal counsel, meets certain additional criteria specified in that merger agreement and is superior to the Thoratec merger. Under the terms of a confidentiality agreement that Abiomed signed with J.P. Morgan relating to possible transactions with Cardiosystems, Abiomed agreed not to make any proposal to purchase or acquire shares of Cardiosystems' stock without prior written approval. As of the date of this supplement, no such approval has been granted.

     THIS SUPPLEMENT TO THE STATEMENT, TOGETHER WITH THE STATEMENT, IS FIRST BEING MAILED TO CARDIOSYSTEMS' STOCKHOLDERS ON OR ABOUT JANUARY 11, 2001.
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                                                                       ANNEX S-A

EXCERPTS FROM DECEMBER 12, 2000 LETTER
FROM ABIOMED, INC. TO
THERMO ELECTRON CORPORATION AND
THERMO CARDIOSYSTEMS INC.
C/O J.P. MORGAN SECURITIES INC.:

Ladies and Gentlemen:

     We are writing to you to request the permission of Thermo Electron Corporation ("TEC") for ABIOMED, Inc. ("ABIOMED") to make an improved proposal for the acquisition of Thermo Cardiosystems Inc. ("Thermo Cardio" or the "Company") by ABIOMED. ABIOMED would be prepared to make a proposal to acquire Thermo Cardio under the terms outlined below. We believe that TEC, Thermo Cardio and their respective Boards of Directors would be willing to consider our proposal because, since agreeing to combine Thermo Cardio with Thoratec Laboratories Corp. ("Thoratec"), circumstances have changed, making that transaction less attractive and making a proposal to combine with ABIOMED more favorable. These changed circumstances include a substantial decline (approximately 54%) in the market price of Thoratec's stock, reducing the value to Thermo Cardio's shareholders; issues raised by federal antitrust authorities, causing you to resubmit your filing for approval; and dissatisfaction with the Thoratec transaction among many of Thermo Cardio's key customers. Please be advised that the contents of this letter are proprietary and confidential to ABIOMED and may not be disclosed to any person other than you and your representatives without our written consent. When a proposal to acquire Thermo Cardio is made by ABIOMED, we understand that you may be required to disclose the contents of such a proposal to Thoratec.

     - Acquisition. ABIOMED would acquire all of the common stock of the Company pursuant to a merger for consideration of $10.50 per share. This consideration would consist of $9.00 per share in ABIOMED common stock and $1.50 per share in cash. So that you are not subject to the market risk that you have experienced with Thoratec's stock price, we would be prepared to structure this consideration as a fixed $10.50 price per share as opposed to a fixed exchange ratio, the value of which fluctuates prior to closing with the value of ABIOMED's stock. To ensure that our proposal qualifies as a TCA Superior Offer under paragraph 5.4(e) of your agreement with Thoratec, our proposal would include a cap structure that would limit Thermo Cardio's shareholders to less than 50% of the combined equity interests at closing.

                                     *****

     - Due Diligence. We completed all necessary due diligence during our prior investigation of Thermo Cardio. We will cooperate with you so that you can quickly complete any due diligence you feel you may need to conduct regarding ABIOMED.

     - Financing. In March 2000, ABIOMED completed a public equity offering that raised proceeds of approximately $100 million and, as a result, has sufficient funds to finance the cash portion of its proposal and sufficient working capital for the successful operation of the combined company.

     - Conditions. We have enclosed a mark up of your contract with Thoratec, indicating the minor changes required to convert it to a merger agreement with ABIOMED, and we would be prepared to execute that agreement immediately, or to meet with you immediately to discuss any other changes you require. We have the support of our Board of Directors to make this proposal, and a merger between ABIOMED and Thermo Cardio would only be subject to the formal approval of our Board prior to executing the merger agreement, the approval of each company's shareholders and receipt of required governmental, regulatory and third-party consents. We are confident that a combination between ABIOMED and Thermo Cardio would be summarily approved by the federal antitrust authorities.

                                     *****

                                      S-A-1
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EXCERPTS FROM JANUARY 4, 2001 LETTER
FROM ABIOMED, INC. TO
THERMO ELECTRON CORPORATION AND
THERMO CARDIOSYSTEMS INC.
C/O J.P. MORGAN SECURITIES INC.:

Ladies and Gentlemen:

     We are writing to reiterate our strong interest in ABIOMED acquiring Thermo Cardio. We remain sensitive to issues of confidentiality in this matter. However, in light of the disclosures made by you and Thoratec Laboratories in your amended Form S-4, we hereby offer you $11.50 per share to acquire all of the common stock of Thermo Cardio. Our $11.50 per share offer consists of $1.50 per share in cash and $10.00 per share in ABIOMED common stock. The terms of our offer are consistent with those described in our December 12, 2000 letter with the important exceptions that 1) the offer price is $1.00 per share higher and
2) we are now making an acquisition proposal rather than seeking permission to make such a proposal.

                                     *****

                                      S-A-2